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                                                                   EXHIBIT 10.42
Employment Letter Agreement

April 16, 1999



Mr. Bob Bowden
27833 Saddle
Los Altos, CA 94022

Dear Bob:

On behalf of ChipPAC, Inc. ("ChipPAC"), I am pleased to offer you the position of Vice President Operations, Chief Procurement Officer. You will be reporting to Dennis McKenna, President and Chief Executive Officer.

Should you accept this offer, your compensation will include:

 . An annual base salary of $190,000.00 (One Hundred Ninety Thousand Dollars) to be paid on a semi-monthly basis.

 . Participation in the ChipPAC Short Term Incentive (STI) Plan. (Participation in the Plan is on a full month's basis, if you start on or later than the 16th of the month, you will begin participation on the first of the following month.) Your annual STI target is 40% of your base salary.

 . Subject to approval by the Board of Directors, and contingent upon the closing of the ChipPAC re-capitalization, you will be granted an option to purchase 100,000 shares of ChipPAC stock in accordance with rules established under the ChipPAC Stock Option Plan. The options will vest over four years with vesting to begin from 7/1/99. The exercise price will be set at the fair market value as determined by the Board of Directors.

 . You will receive an additional option to purchase 100,000 shares of Class A common stock which will vest over time in the same way as the options described above, except that their exercise price will be set such that they will have value only when the new equity investors have made 3 times their original investment.

 . You are also invited to invest up to $125,000 in ChipPAC on the same terms as the new equity investors. We will explain the benefits of this equity participation and the Performance Options. Please contact Tony Lin at 408-486-5903.

 .  Monthly car allowance of $400.00 (Four Hundred Dollars) per month.
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 .  Eligibility to participate in the standard benefits offered to employees of
   ChipPAC.

 . Based on ChipPAC's vacation policy, you will accrue two weeks (ten days) of vacation per year for the first two years after which you will accrue an additional day per year up to a maximum of four weeks (twenty days) per year.

 .  This offer is contingent upon completion of references and background check.

The Immigration Control and Reform Act of 1986 requires that all new employees submit proof of employment eligibility. This proof should be submitted on your first day of employment, along with the enclosed I-9 form. To satisfy the I-9 requirements, please refer to the back of the I-9 document. You can fulfill the I-9 requirements by providing one document from list A or by providing one document from both List B and List C. Bring these documents with you on your first day of employment.

We hope that you and ChipPAC will find mutual satisfaction with your employment. ChipPAC is excited about your joining the company and looks forward to a beneficial and fruitful relationship. ChipPAC recognizes the traditional Employment-At-Will doctrine between an employer and an employee which means that either party has the right to terminate the employment relationship at any time with or without cause or notice.

Similarly, we both agree that any dispute arising with respect to your employment, the termination of that employment, including any alleged breach of contract claims or breach of covenant of good faith and fair dealing related to your employment at ChipPAC shall be settled by binding arbitration in accordance with the rules of the American Arbitration Association.

Enclosed you will find ChipPAC's Standard Invention and Confidentiality Agreement form for your review. ChipPAC expects that you will maintain confidentiality of any proprietary information received from your previous employers. It is ChipPAC's understanding that any such agreements will not prevent you from performing the duties of this position. If you accept this offer of employment, please sign the enclosed copy of this offer letter and send it back as soon as possible. Please bring the ChipPAC Standard Inventions and Confidentiality Agreement on your first day of employment.

This letter and the Agreement contain the entire agreement with respect to your employment and supersedes any prior agreements regarding your employment status. No ChipPAC representative, with the exception of ChipPAC's President or Human Resources has any authority to modify or enter into an agreement or modification, express or implied, contrary to the foregoing. Any such modification or agreement must be in writing and signed by you and the President or Human Resources, and must clearly and expressly specify an intent to change the at will nature of your employment.
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We look forward to counting you among those who will enjoy the growth and success of ChipPAC and hope that you will join us during this exciting time. Please indicate your acceptance of this offer of employment by signing a copy of this letter in the space below and returning one copy of this letter to me no later than May 1, 1999.

If you have any questions, please feel free to contact me at (408) 486-5967.

Sincerely,



Allen Ward
Human Resources Manager

Bob Bowden
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Print Name

/s/ Bob Bowden                             April 30, 1999
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Signature                                  Date

June 2, 1999
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Start Date